UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : November 17, 2005

Union Pacific Corporation
(Exact Name of Registrant as Specified in its Charter)

Utah	1-6075	13-2626465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 544-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction

A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; and

Item 5.02(b) and (c) Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers

On November 17, 2005, the Board of Directors of Union Pacific Corporation

(the “Company”) elected James R. Young as President and Chief Executive Officer of the

Company and Chief Executive Officer of Union Pacific Railroad Company, the principal operating subsidiary of the Company (the “Railroad”). These appointments become effective on

January 1, 2006. In connection with this promotion, the Board, acting upon the recommendation of the Compensation and Benefits Committee, authorized the increase of Mr. Young’s salary to

$1,000,000 per year, effective January 1, 2006. In addition, Mr. Young will continue to be eligible to participate in any of the Company’s applicable stock and other incentive plans and programs. Richard K. Davidson, who currently is the Chairman, Chief Executive Officer and

President of the Company and Chairman and Chief Executive Officer of the Railroad, will retire as Chief Executive Officer and President of the Company and as Chief Executive Officer of the

Railroad effective January 1, 2006. Mr. Davidson will remain as Chairman of both the Company and the Railroad.

Mr. Young, 53, joined Union Pacific in 1978 in the Finance Department and has held a number of positions at both the Railroad and the Company during his career. He became

Executive Vice President and Chief Financial Officer of the Company in 1999 and was elected

President and Chief Operating Officer of the Railroad in January 2004. Additionally, Mr. Young

was elected a director of both the Company and the Railroad in February 2005. Mr. Young will remain President of the Railroad and will continue to serve as a director of both the Company and the Railroad.

                                                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2005

UNION PACIFIC CORPORATION

By:	/s/	J. Michael Hemmer
J. Michael Hemmer Senior Vice President – Law and General Counsel